SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934





     DATE OF REPORT (date of earliest event reported): 5/9/97

                        NORTHEAST BANCORP
        (exact name of registrant as specified in charter)

          Maine                    01-16123               01-0425066
(State or other Jurisdiction     (Commission File       (IRS Employer
of Incorporation)                Number)                Identification Number)


   232 Center Street, Auburn, Maine                       04210
(Address of principal executive offices)                (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (207) 777-5950

   (Former name or former address, if changed since last report)

ITEM 5 Other Events

    On May 9, 1997, Northeast Bancorp ("the Company") entered into a definitive agreement to acquire Cushnoc Bank and Trust Company ("Cushnoc"). The agreement, which has been approved by the Company's Board of Directors and by the Board of Directors of Cushnoc, is subject to approval by Cushnoc's shareholders and receipt of necessary regulatory approvals and is expected to be consummated during the third or fourth quarter of 1997.

    Under the terms of the agreement, the Company will issue 2.089 shares for each Cushnoc share. Based upon the Company's current market price and the 90,000 shares of Cushnoc stock currently outstanding, the transaction has all approximate value of $2.63 million.

    Cushnoc has approximately $21 million in total assets, which equals approximately 8.47 percent of the current total assets of the Company. Cushnoc operates two branch locations in the Augusta, Maine area, and at the closing of the acquisition Cushnoc will be merged into the Company's banking subsidiary, Northeast Bank, F.S.B.

    A copy of the Agreement and Plan of Merger dated as of May 9, 1997 by an among the Company, its subsidiary, Northeast Bank, F.S.B., and Cushnoc is filed herewith as Exhibit 2.1.


ITEM 7 Financial Statements and Exhibits

Exhibit 2.1 Agreement and Plan of Merger dated as of May 9, 1997 by and among Northeast Bancorp, Northeast Bank, F.S.B. and Cushnoc Bank and Trust Company.

                            SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     Northeast Bancorp
                                                     (Registrant)

                                                     By: /s/ James D. Delamater
                                                     __________________________
                                                         James D. Delamater
                                                         Its President

May 22, 1997
(Date)